Filed Pursuant to Rules 424(b)(3) and
                                        424(c) of the Securities Act of 1933
                                        Registration No. 333-59973


                              Prospectus Supplement

                            Supplement to Prospectus
                                      dated
                                 August 6, 1998


                                ONIX SYSTEMS INC.


                        1,639,640 Shares of Common Stock


        This prospectus supplement relates to 1,639,640 shares of Common Stock, par value $.01 per share, of ONIX Systems Inc. (the "Company").

        This prospectus supplement is being filed to include information, as part of the Prospectus dated August 6, 1998, contained in the Company's Current Report on Form 8-K relating to events of September 29, 1998, a copy of which is attached hereto.

        The information in the Current Report on Form 8-K relates to a press release issued by the Company on September 29, 1998. In the press release, the Company announced that it will record approximately $2.0 million in pretax restructuring and other charges for the third quarter, ending October 3, 1998. The Company will incur approximately $1.7 million in severance expenses resulting from an 11 percent reduction of its workforce (83 employees). These charges will reduce third quarter 1998 diluted earnings per share by approximately $.08. The Company estimates that these actions will result in 1999 operating savings of approximately $3 million.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made. Neither the delivery of this Prospectus nor any sale or distribution made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.




October 8, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                        (Date of earliest event reported):

                               September 29, 1998

                     ----------------------------------------

                                ONIX SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)


Delaware                         1-13975                            76-0546330
(State or other               (Commission                      (I.R.S. Employer
jurisdiction of                File Number)               Identification Number)
incorporation or
organization)


22001 North Park Drive
Kingwood, Texas                                                      77339-3804
(Address of principal executive offices)               (Zip Code)


                                  (281) 348-1111
                         (Registrant's telephone number
                              including area code)

        This Form 8-K contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" included in ONIX Systems Inc.'s Registration Statement on Form S-1 (File No. 333-45333), filed with the Securities and Exchange Commission. These include risks and uncertainties relating to: market acceptance of new products, customer capital spending policies, technological change and new products, government regulations and approvals, dependence on the oil and gas industry, ONIX Systems Inc.'s acquisition strategy, pending arbitration, international sales, competition, use of gamma technology, and protection of proprietary rights.


Item 5. Other Events

        On September 29, 1998, ONIX Systems Inc. ("ONIX") issued a press release announcing that it will record approximately $2.0 million in pretax restructuring and other charges for the third quarter, ending October 3, 1998. ONIX will incur approximately $1.7 million in severance expenses resulting from an 11 percent reduction of its workforce (83 employees). These charges will reduce third quarter 1998 diluted earnings per share by approximately $.08. ONIX estimates that these actions will result in 1999 operating savings of approximately $3 million.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a) Financial Statements of Business Acquired: not applicable.

        (b)    Pro Forma Financial Information: not applicable.

        (c)    Exhibits: not applicable.

SIGNATURE



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of September, 1998.



                                                   ONIX SYSTEMS INC.


                                                   By:_/s/ Kenneth J. Apicerno
                                                      Kenneth J. Apicerno
                                                      Treasurer